Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Etsy, Inc. of our report dated February 22, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Etsy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 23, 2023